Exhibit 99.1

NEWS RELEASE

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes
Vice President and Treasurer
540-665-9100

AMERICAN WOODMARK NAMES NEW PRESIDENT

EVP and Chief Operating Officer Kent Guichard Is Named President and Chief Operating Officer

Winchester, Virginia (August 24, 2006) — American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the remodeling and new construction industries, announced today that effective immediately, Kent Guichard, Executive Vice President and Chief Operating Officer,  has been appointed President and Chief Operating Officer of the Company.   Jake Gosa will continue to serve as Chairman and Chief Executive Officer of the Company.

“Over the past two years, Kent has demonstrated great skill and insight in leading the operations of the Company,” said Jake Gosa, Chairman and CEO.   “I am confident that Kent’s experience and leadership will be a driving force behind achieving the objectives of the Company’s 2007 Vision and beyond.”

Guichard joined the Company in August 1993 as Vice President, Finance, and Chief Financial Officer, and was elected to the Company’s Board of Directors in November 1997.  Guichard was promoted to Senior Vice President, Finance, and Chief Financial Officer in May 1999,   to Executive Vice President in May 2004, and to Chief Operating Officer in September 2005.

American Woodmark Corporation, located in Winchester, VA., is the third largest manufacturer of kitchen and bath cabinets in the United States. Offering more than 340 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and major home builders.

The Company operates 15 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Maryland, Minnesota, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. American Woodmark shares are traded on the NASDAQ Global Select Market under the symbol “AMWD.” To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.

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